EXHIBIT 21



                                  SUBSIDIARIES



     All subsidiaries are 100% owned by Diversified Senior Services, Inc., and do business under their corporate names.

          Residential Properties Management, Inc., a North Carolina corporation

          DSS Funding, Inc., a North Carolina corporation

          Diversified Senior Services of Virginia, Inc., a Virginia corporation